Exhibit 10.2
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (together with the Schedules referenced herein and attached hereto, the “Agreement”), dated as of September 8, 2006, is by and among (i) Orion HealthCorp Inc., a Delaware corporation or its designee (“Buyer”), (ii) On Line Alternatives, Inc., an Alabama corporation (“OL Alternatives”); (iii) On Line Payroll Services, Inc., an Alabama corporation (“OL Payroll” and OL Alternatives, each a “Company” and collectively, the “Companies”) and (iv) the shareholders of OL Alternatives and OL Payroll (each a “Shareholder” and collectively, the “Shareholders”).
R E C I T A L S:
     WHEREAS, Shareholders collectively own one hundred percent of the issued and outstanding shares of capital stock of OL Alternatives and OL Payroll.
     WHEREAS, Shareholders desire to sell to Buyer, and Buyer desires to purchase from Shareholders, the Shares (as defined below) owned by each of the Shareholders, all in accordance with the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements, and subject to the terms and conditions, set forth herein, the parties agree as follows:
ARTICLE I
TRANSFER OF SHARES
     Section 1.1 Sale of Shares. On the terms and subject to the conditions in this Agreement, Buyer will purchase, and each Shareholder will convey, transfer, assign and deliver to Buyer, free and clear of all Encumbrances (as defined below), on the Closing Date (as defined below), that number of the shares of capital stock of each Company set forth opposite his or her name on Schedule 1.1 attached hereto (the “Shares”).
     Section 1.2 Method of Conveyance and Transfer. The conveyance and transfer of the Shares will be effected by delivery of all certificates evidencing the Shares, duly endorsed in blank by each Shareholder, or such other instruments of transfer as are reasonably acceptable to Buyer in each case, vesting in Buyer good and marketable title to the Shares, free and clear of all Encumbrances.
ARTICLE II
PAYMENT OF PURCHASE PRICE
     Section 2.1 Purchase Price. Buyer agrees to pay to Shareholders at Closing, Three Million Three Hundred Ten Thousand Nine Hundred Twenty Four Dollars ($3,310,924.00) (the “Purchase Price”) for the Shares by delivery of (i) a promissory note in the form attached hereto as Exhibit A (the “Note”) in the aggregate principal amount of Eight Hundred Thirty Three Thousand Nine Hundred Eighty One Dollars ($833,981) and (ii) cash for the balance of the Purchase Price payable by wire transfer or delivery of immediately available funds; provided, however that if Buyer determines in its reasonably discretion that additional cash may be needed to operate the business after the Closing, Buyer may pay up to Seventy Five Thousand Dollars ($75,000) of the Purchase Price by delivery of a promissory note, the form of which is attached hereto as Exhibit B (the “Short Term Note”). The Purchase Price will be allocated among the Shareholders in proportion to their respective holdings in OL Payroll and OL Alternatives as set forth on Schedule 1.1 to this Agreement. The obligation to pay the Note will be subject to the restrictions and adjustments set forth in Section 2.2 below.
     Section 2.2 Purchase Price Adjustments.
     (a) Within forty five (45) days following the end of the 12 month anniversary of the Closing (the “Earnout Period”), Buyer shall deliver a written notice to the Shareholders detailing the revenue of the Companies as determined on a cash basis in accordance with generally accepted accounting principles (“GAAP”) for the twelve (12) month period following the Closing (“Actual Revenue”). If the Actual Revenue exceeds Two Million Five Hundred Thousand Two Hundred Fifty Nine Dollars ($2,500,259) (“Minimum Revenue Target”) then the Purchase Price will be increased on a dollar-for-dollar basis by the lesser of (i) the amount of such excess or (ii) Five Hundred Thousand Fifty One Dollars and Eighty Cents ($500,051.80) (“Upward Adjustment Amount”). Within five (5) days following such determination, Buyer shall pay to each Shareholder such Shareholder’s pro-rata portion of the Upward Adjustment Amount and the entire balance of the Note shall be paid in full at maturity. If the Actual Revenue is less than the Minimum Revenue Target then the principal amount of the Note shall be reduced by such amount on a dollar-for-dollar basis (“Downward Adjustment Amount”) and the balance of the Note shall be paid by Buyer to the Shareholders within five (5) days following such determination, in full satisfaction of the Note. If the Downward Adjustment Amount exceeds the outstanding balance of the Note, Shareholders shall not be required to repay such excess amount to the Buyer.
     (b) If during the Earnout Period (i) Buyer moves the principal location of the business, including the data processing operations, out of the greater Mobile, Alabama geographic region, (ii) Buyer terminates the employment of William Suffich and Dee Matter, without cause (as defined in the Employment Agreements) or (ii) the employment of William Suffich and Dee Matter is terminated by either of them for Good Reason (as defined in the Employment Agreements), there will be no reduction in the Purchase Price as provided in Section 2.2(a) above.
ARTICLE III
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SHAREHOLDERS AND EACH COMPANY
     Companies and Shareholders, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement in this Article III ) as follows:
     Section 3.1 Organization and Standing. OL Payroll is a corporation duly organized, validity existing and in good standing under the laws of the state of Alabama. OL Alternatives is a corporation duly organized, validly existing and in good standing under the laws of the state of Alabama. Each Company has full corporate power and authority to own its properties and to carry on its business as and where now conducted and to own and lease and operate its properties at and where now owned or leased and operated by it. Each Company is qualified to do business in every jurisdiction in which it owns or leases property, or the nature of the business conducted by it make such qualification necessary. Neither OL Payroll nor OL Alternatives has been a party to any merger, reorganization or consolidation nor has either changed its jurisdiction of organization.
     Section 3.2 Authority of Shareholders; Consents.
     (a) Each Shareholder represents for himself or herself that he or she has (i) the power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by him or her as contemplated hereby, and (ii) the power and authority to consummate the transactions contemplated hereby and by the other instruments and agreements to be executed and delivered by him or her contemplated hereby, including the sale, assignment, transfer and conveyance of his or her Shares pursuant to this Agreement (the “Transaction Documents”). Each Shareholder further represents for himself or herself that no further action is necessary on his or her part to make the Transaction Documents valid, binding and enforceable on him or her in accordance with their terms and when executed and delivered the Transaction Documents shall have been duly executed and delivered by him or her and shall be the valid and binding obligations of him or her, enforceable against him or her in accordance with their terms.
     (b) The execution, delivery, consummation and performance of the Transaction Documents by the Shareholders or the Companies (i) are not contrary to the Charter Documents (as defined below) of each Company, (ii) except as set forth on Schedule 3.2, do not now and will not result in a violation or breach of, conflict with or constitute a default (or give rise to any right of termination, cancellation, payment or acceleration) under, result in the creation of any liens, security interests, option, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto (each, an “Encumbrance”) on any of the properties of either Company, or on either Company under any term or provision of any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, lease, franchise agreement or other instrument or obligation (whether oral or written) (each, including all amendments thereto, a “Contract”) to which any Shareholder or either Company is a party, or by which him, her, or it or any of his, her or its properties or assets is bound, (iii) do not result in a violation or breach of, conflict with or constitute a default under, nor result in the creation of any Encumbrance on any of the properties of either Company under any Environmental Law (as defined below) or any other statute, law, ordinance, rule or regulation of any Governmental or Regulatory Authority (as defined below) (individually, a “Law”) or under any judgment, order, injunction, decree, writ, permit or license of any Governmental or Regulatory Authority or any Arbitration Panel (individually, an “Order”) applicable to either Company, and (iv) does not result in any acceleration or termination of any loan or security interest agreement to which a Shareholder or either Company is a party or to which the any Shareholder or a Company or any of their respective assets is subject or bound. For purposes of this Agreement, “Charter Documents” means the Articles of Incorporation, Bylaws or other similar organizational documents of each of the Companies or the Buyer, as the case may be, and any amendments thereto, as applicable.
     (c) No consent, approval or action of, filing with or notice to, any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (“Governmental or Regulatory Authority”) or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order applicable to either Company or any Shareholder or by which any of his, her or its properties or assets may be bound, or under any Contract to which a Company or any Shareholder is a party or by which his, her or it or any of his, her or its assets or properties may be bound, for the execution and delivery of this Agreement by Shareholders, the performance by Shareholders of their obligations hereunder or the consummation of the transactions contemplated hereby.
     Section 3.3 Capitalization; Title.
     (a) The authorized capital stock of OL Payroll and OL Alternatives and the number of shares of each class of capital stock issued and outstanding of such Company is as set forth on Schedule 3.3(a). All of the issued and outstanding shares of each Company have been duly authorized, validly issued, fully paid and are nonassessable and are not subject to, and were not issued in violation of, any preemptive rights or any applicable securities laws and regulations. There are no outstanding or authorized offers, subscriptions, conversion rights, options, warrants, rights, convertible or exchangeable securities, stock appreciation, phantom stock, profit participation, understandings, claims of any character, obligations or other agreements or commitments of any nature, whether formal or informal, firm or contingent, written or oral, relating to the capital stock of, or other equity or voting interest in, either Company, pursuant to which such Company is or may become obligated to: (i) issue, deliver, sell or transfer, or cause to be issued, delivered, sold or transferred, any shares of the capital stock or other ownership or voting interests in or securities of such Company (whether debt, equity, or a combination thereof); (ii) grant, extend, issue, deliver or enter into any such agreements or commitments; or (iii) repurchase, redeem or otherwise acquire any capital stock or other ownership interests in or securities of such Company.
     (b) Upon consummation of the purchase of the Shares as contemplated by this Agreement, Buyer will be the record holder of one hundred percent (100%) of the equity interests of each Company, free and clear of all Encumbrances.

     (c) There are no shareholder agreements or other agreements, commitments or arrangements of a nature whether formal or informal, firm or contingent, written or oral, relating to the management or ownership of any capital stock of a Company. Neither Company has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of that Company on any matter.
     (d) Each Shareholder represents and warrants for himself or herself that he or she has good and marketable title to the Shares being sold by him or her to Buyer hereunder free and clear of all Encumbrances.
     Section 3.4 Books and Records. The minute books of each Company, as previously made available to Buyer and its officers, directors, shareholders, key employees, attorneys, agents and other representatives (collectively, “Representatives”), contain accurate records of all meetings of, and all corporate actions taken by (including action taken by written consent) the Board of Directors and shareholders of that Company.
     Section 3.5 Business Relations. Schedule 3.5 lists the ten largest customers of each Company as of December 31, 2005 and sets forth opposite the name of each such customer the approximate amount of revenue (determined in accordance with GAAP) attributable to such customer for the year ended December 31, 2005. Except as set forth on Schedule 3.5, no service provider has the exclusive right to provide services to either Company. The relationships of each Company with its customers are good commercial working relationships, and no customer has indicated that it will refuse to do business, or materially decrease the rate of business, with that Company in the future.
     Section 3.6 Real Property.
     (a) Neither OL Payroll nor OL Alternatives owns or has owned any real property. Schedule 3.6(a) is a true and complete list of (i) all real property leases to which a Company is a party, and (ii) all options, deeds of trust, deeds of declaration, mortgages and land contracts pursuant to or in which a Company has any interest (collectively, the “Real Property”). Shareholders have furnished to Buyer or its counsel true and complete copies of each written contract and a written description of each oral contract relating to the list set forth on Schedule 3.6(a).
     (b) With respect to the Real Property:
     (i) there is no condemnation proceeding or eminent domain proceeding of any kind pending or, to the knowledge of Shareholders, threatened against any of the Real Property;
     (ii) the Real Property is occupied under valid and current certificates of occupancy or the like, and the transactions contemplated by this Agreement will not require the issuance of any new or amended certificates of occupancy or the like; there are no facts known to Shareholders which would prevent each location from being occupied after the Closing Date in substantially the same manner as before;
     (iii) the Real Property does not violate, and all improvements are constructed in compliance with, all applicable federal, state or local statutes, laws, ordinances, regulations, rules, codes, orders or requirements, including, without limitation, any building, zoning or fire laws or codes (the “Laws and Ordinances”);
     (iv) Shareholders have obtained all appropriate licenses, permits, building permits and occupancy permits that are required by the Laws and Ordinances;
     (v) to the knowledge of Shareholders, there are no outstanding variances or special use permits affecting the Real Property or its uses;
     (vi) no notice of a violation of any Laws and Ordinances, or of any covenant, condition, easement or restriction affecting the Real Property or relating to its use or occupancy has been given, nor are Shareholders aware of any such violation;
     (vii) to the knowledge of the Shareholders, the Real Property has and will have as of the Closing Date adequate water supply, storm and sanitary sewage facilities, telephone, gas, electricity, fire protection, means of ingress and egress to and from public highways and, without limitation, other required public utilities. To the knowledge of the Shareholders, all utility lines and facilities presently serving the Real Property are serviced and maintained by the appropriate public or quasi-public entity. To the knowledge of the Shareholders, all utilities enter the Real Property through adjoining public streets or, if they pass through adjoining private land, they do so in accordance with valid public easements.
     (viii) to the knowledge of Shareholders, no improvements have been made or are contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against the Real Property, and there are no present assessments;
     (ix) to the knowledge of Shareholders, all improvements are without structural defects;
     (c) With respect to the leased property comprising the Real Property including all leasehold improvements (collectively, the “Leased Property”):
     (i) all leases are in writing and are duly executed and in full force and effect for their full term, and none have been modified, amended, sublet or assigned;

     (ii) the rental set forth in each such lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same;
     (iii) where a Company is the lessee, the lessee under each such lease has the full right to exercise any renewal option and on due exercise will be entitled to enjoy the use of the leased premises for the full term of such renewal option, and such renewal option does not terminate on assignment of such lease;
     (iv) there is no default by either Company or any other party which affects the Leased Property of that Company;
     (v) where a Company is the lessee, on performance by the lessee of the terms of each lease (all of which terms have been fully performed by the lessee as of the date of this Agreement and will have been fully performed as of the Closing Date), the lessee has the full right to enjoy the use of the premises demised for the full term of the lease without disturbance by any other party, and there are no written or oral contracts between either Company and any third party relating to any claim by such third party of any right to all or any part of the interest that either Company has in any leasehold estate or otherwise relating to the use and occupancy by the same of such estate;
     (vi) all security deposits required by such leases have been made and have not been refunded or returned, or their forfeiture claimed, in whole or in part, by any lessor; and
     (vii) where a Company is the lessee, all leasehold improvements are in good operating or working condition and repair, after taking into account ordinary wear and tear, and are adequate for the operation of that Company’s business as presently conducted.
     Section 3.7 Subsidiaries; Investments in Other Entities. Neither Company has a direct or indirect equity interest, or debt or other securities convertible into any equity, ownership, proprietary or voting interest, in any entity, corporation or otherwise, or any right, warrant or option to acquire any such interest.
     Section 3.8 Title to and Condition of Assets. Each Company has good title to or, a valid leasehold interest in, free and clear of all Encumbrances except for Permitted Encumbrances necessary to operate the business of each Company as presently conducted. As used herein, “Permitted Encumbrances” shall mean Encumbrances (i) reflected in the Most Recent Balance Sheet (or the footnotes to the Most Recent Balance Sheet), (ii) consisting of zoning or planning restrictions or regulations, easements, Permits (as defined below), restrictive covenants, encroachments and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or materially impair the use of, property used by each Company, and (iii) for current taxes, assessments or governmental charges or levies not yet due and payable. Each Company owns or has the exclusive right to use all of the tangible or intangible personal properties and assets currently used in the conduct of its business. All tangible and intangible assets of each Company are in its possession or under its control. All of the tangible personal property and assets used in the business of each Company are in good operating condition and repair, subject only to routine maintenance and ordinary wear and tear, and are fit and adequate for the purposes intended, and, together with the Real Property, constitute all of the assets currently used in the conduct of such Company’s business. Each Company enjoys peaceful and quiet possession of its assets pursuant to or by deeds, bills of sale, leases, licenses and other agreements under which it is operating its business.
     Section 3.9 Financial Statements. Shareholders have provided Buyer with the financial statements of the Company listed below (the “Financial Statements”) and will provide the monthly financial statements of the Company for each full month after the date hereof up to the Closing Date, as soon as practicable after the date of such month (the “Interim Monthly Financial Statements”):
     (a) audited balance sheets and statements of income, changes in stockholders’ equity, and cash flow of the Companies as of and for the fiscal years ended December 31, 2005, and December 31, 2004 (the “Audited Financial Statements’), including the notes pertaining thereto, prepared and certified by independent accountants; and the internally prepared balance sheet and profit and loss statement of each Company for the fiscal year ended December 31, 2003; and
     (b) unaudited balance sheets and statements of income, changes in stockholders’ equity and cash flows as of and for the month ended April 30, 2006 (the “Most Recent Balance Sheet”).
The Financial Statements and the Most Recent Balance Sheet (and, when delivered, the Interim Monthly Financial Statements) (i) have been prepared in accordance with GAAP throughout the periods covered thereby, (ii) present fairly the Companies’ financial condition, results of operations and changes in stockholder equity and cash flows as of the respective dates and periods thereof (iii) are true and complete and (iv) are consistent with the books and records of the Company; provided however, that the Most Recent Balance Sheet and the Interim Monthly Financial Statements do not include footnotes and are subject to normal year-end adjustments (which will not be material individually or in the aggregate).
     Section 3.10 Absence of Certain Changes.
     (a) Since December 31, 2005, each Company has conducted its business in the ordinary and regular course consistent with past practice. Since such date, there has not been any Material Adverse Effect with respect to the Companies, and no fact, circumstance or event exists or has occurred which could result in a Material Adverse Effect with respect to the Companies. For purposes of this Agreement, “Material Adverse Effect” shall mean any event, change or circumstance that individually or when taken together would or could reasonably be expected to (i) have a negative impact on revenues of the Companies of more than Three Hundred Thousand Dollars ($300,000.00) per year; (ii) create a liability not accrued for in the Most Recent Balance Sheet of more than Twenty Five Thousand Dollars ($25,000.00); (iii) result in a decrease in the value of the assets of the Companies (including, without limitation, intangible assets) of more than Twenty Five Thousand Dollars ($25,000.00) or (iv) hinder the ability of the Shareholders to effect the Closing.
     (b) Except as set forth on Schedule 3.10 or as otherwise permitted under Section 17.10 of this Agreement, since December 31, 2005, neither Company has:
     (i) amended or restated its Charter Documents;
     (ii) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (A) any capital stock of, or other equity or voting interest in, that Company or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any ownership interest of, or other equity or voting interest in, that Company, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, that Company;
     (iii) declared, paid or set aside any dividend or made any distribution with respect to, or split, combined, redeemed, reclassified, purchased or otherwise acquired directly, or indirectly, any ownership interest of, or other equity or voting interest in, that Company, or made any other change in the capital structure of that Company;
     (iv) increased the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any officer, employee or agent, or any director of that Company other than in the ordinary course of business;
     (v) made any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any officer, employee, agent, or any director of that Company, except for payments that were already accrued prior to December 31, 2005, or were required by the terms of any Plan set forth on Schedule 3.20;
     (vi) entered into, materially amended or become subject to any Contract of a type described in Section 3.15 or outside the ordinary course of business;
     (vii) incurred, assumed or modified any indebtedness, except indebtedness incurred, assumed or modified in the ordinary course of business consistent with past practice;
     (viii) permitted any of its properties or assets to be subject to any Encumbrance (other than Permitted Encumbrances);
     (ix) sold, transferred, leased (including any sale-leaseback transaction), licensed or otherwise disposed of any assets or properties except for (A) sales of inventory in the ordinary course of business consistent with past practice and (B) leases or licenses entered into in the ordinary course of business consistent with past practice;
     (x) acquired any business, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;
     (xi) made any capital expenditure or commitment therefore in excess of Ten Thousand Dollars ($10,000.00) or otherwise acquired any assets or properties or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;
     (xii) entered into, materially amended or became subject to any joint venture, partnership, strategic alliance, members’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;
     (xiii) written-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice charged to applicable reserves;
     (xiv) cancelled or waived any claims or rights of substantial value;
     (xv) made any material change in any method of accounting or auditing practice;
     (xvi) paid, discharged, settled or satisfied any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Audited Financial Statements;
     (xvii) established, adopted, entered into, amended or terminated any Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;
     (xviii) conducted its cash management customs and practices (including the collection of receivables and payment of payables) other than in the ordinary course of business consistent with past practice;
     (xix) entered into any Contract with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing;
     (xx) elected, revoked or amended any Tax election, settled or compromised any claim or assessment with respect to Taxes, executed any closing agreement, executed or consented to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes, or amended any Tax Returns.
     Section 3.11 Absence of Undisclosed Liabilities. Neither Company has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes) except for (i) liabilities set forth on the face of the December 31, 2005 balance sheet included in the Audited Financial Statements and (ii) current liabilities incurred in the ordinary course of business since December 31, 2005.
     Section 3.12 Taxes.
     (a) Each Company has filed all Tax Returns (as defined in subsection (k) below) required to be filed by or with such Company. All such Tax Returns were correct and complete in all respects and were prepared in compliance will all applicable Laws. All Taxes due and owing by each Company (whether or not shown on any Tax Return) have been paid. Neither Company has requested nor is either Company currently the beneficiary of any extension of time within which to file any Tax Return that has not yet been filed. Neither Company has received any notice of deficiency, assessment or proposed deficiency with respect to Taxes and Shareholders have no knowledge of any unassessed Tax deficiency proposed or threatened against either Company. There are no Encumbrances on the assets of either Company as a result of any Tax liabilities except for Taxes not yet due and payable.
     (b) Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other party.
     (c) Neither Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder (the “Code”), during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
     (d) Neither Company has been a party to any action or proceeding brought by any Governmental or Regulatory Authority for the assessment or collection of Taxes, nor has any such event been asserted or threatened against it. Neither Company is obligated to make any payments, nor is either Company a party to any agreement that under certain circumstances could obligate it to make any payments, that would not be deductible under Section 280G of the Code, nor is either Company liable under any agreements to compensate any person for any excise tax imposed pursuant to Section 4999 of the Code. Neither Company is or could be liable for the Taxes of any other Person or entity under Treasury Regulations Section 1.1502-6 or any comparable state, local or foreign statute or regulation, or as a transferee, successor, by contract, operation of Law or otherwise. For purposes of this Agreement, “Person” shall mean an individual, corporation, limited liability company, partnership, association, estate, trust, unincorporated organization, Governmental or Regulatory Authority, or other entity or organization.

     (e) Neither Company has never been, nor is either Company presently a party to, a Tax sharing agreement or any similar agreement.
     (f) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of a Company for any period. No Taxing authority has audited any Tax Return or report filed by a Company for any taxable period or otherwise commenced any action or proceeding for the assessment or collection of Taxes, nor to Shareholders’ knowledge has any such event been threatened. All Tax deficiencies of each Company raised as a result of any past audits have been satisfied.
     (g) No claim has ever been made by any Taxing authority in a jurisdiction where a Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction.
     (h) No adjustments have been made by either Company under Code Section 481 which will affect the Taxes of such Company for any taxable years that end on or after the Closing Date. Neither Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting, or (ii) a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law).
     (i) Shareholders have furnished to Buyer complete and correct copies of all Tax Returns filed by each Company for each fiscal year beginning after December 31, 2000 and have furnished to Buyer complete and correct copies of all audit reports received by either Company with respect to the audit of any Tax Return for any taxable period. Schedule 3.12(i) lists all jurisdictions in each Company currently file Tax Returns.
     (j) As to all Tax periods, or portions thereof, which end prior to, or include the Closing Date, the liability of a Company for Taxes with respect to such periods, or portions thereof, does not exceed the amount accrued for such liability on the Most Recent Balance Sheet, as adjusted for operations and transactions of that Company in the ordinary course of business through the Closing Date, in accordance with the past practice and custom of that Company.
     (k) For purposes of this Agreement, “Taxes” shall mean any and all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, value added, Alternatives or add-on minimum, estimated, excise, real or property, sales, withholding, social security, retirement, employment, unemployment, occupation, profits, capital gains, capital stock, severance, windfall profit, stamp, environment (including taxes under Section 59A of the Code), use, service, service use, license, net worth, payroll, franchise, transfer, recording and other taxes, customs and import dues, fees or other governmental charges of any kind, imposed by any Governmental Authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include (i) any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, (charges, fees, levies or other assessments) and (ii) any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity. “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information and estimated returns, schedules or attachments, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and including any amendment thereof.
     (l) OL Alternatives elected with the Internal Revenue Service to be taxed as an “S Corporation” as of January 1, 2000 and OL Payroll elected with the Internal Revenue Service to be taxed as an “S Corporation” as of September 29, 1997 (each an “S-Election Date”). Each Company has been validly electing “S corporations” within the meaning of Sections 1361 and 1362 of the Code at all times since the date of the applicable S-Election Date for such Company and will be “S corporations” up to and including the Closing Date.
     Section 3.13 Brokerage and Finder’s Fees. Neither Company has incurred or will incur any liability to any broker, finder or agent for any brokerage fees, finder’s fees, or commissions with respect to the transactions contemplated by this Agreement. Any liability to any broker, finder or agent for any brokerage fees, finder’s fees, or commissions with respect to the transactions contemplated by this Agreement is the sole responsibility of Shareholders and neither Company is or will be responsible for any such fees.
     Section 3.14 Employment Matters. Except as set forth on Schedule 3.14:
     (a) Neither Company is a party to, participates in, or is bound by, any collective bargaining agreement or union Contract, or employment, bonus, deferred compensation, insurance, pension, profit sharing or similar personnel arrangement, any stock purchase, stock option or other stock plans or programs or any employee termination or severance arrangement.
     (b) The employment by a Company of any Person (whether or not there is a written employment agreement) may be terminated at will, without penalty or liability of any kind other than accrued vacation pay, sick pay, other employee benefits as provided by that Company’s policies and procedures or by applicable Law or regulations.
     (c) There are no active, pending or, to Shareholders’ knowledge, threatened administrative or judicial proceedings under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the National Labor Relations Act or any other foreign, federal, state or local Law (including common law), ordinance or regulation relating to the employees of either Company.
     (d) The relation of each Company with its employees is good and no work stoppage, slowdown or labor strike is pending, or to Shareholders’ knowledge, threatened.
     (e) Neither Company has any Equal Employment Opportunity Commission charges or other claims of employment discrimination pending or, to Shareholders’ knowledge, threatened against them. No wage and hour department investigation has been made of either

Company. Neither Company has received notice that there are any occupational health and safety claims against it.
     Section 3.15 Material Contracts.
     (a) Schedule 3.15(a) is a true and correct list of each Contract to which each Company is a party or by which any of its assets, businesses or operations are bound or affected, the subject matter of which includes any of the following:
     (i) all Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of that Company;
     (ii) all Contracts relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties (other than purchase orders for inventory or supplies in the ordinary course of business) in excess of Ten Thousand Dollars ($10,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate;
     (iii) all Contracts involving a loan (including any guaranty of such loan) (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment allowances and automobile allowances to the employees of such Company extended in the ordinary course of business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;
     (iv) all Contracts involving indebtedness of such Company;
     (v) all Contracts under which any Person has directly or indirectly guaranteed indebtedness of such Company;
     (vi) all Contracts granting or evidencing a Lien on any properties or assets of such Company, other than liens on purchased or lease-purchased equipment;
     (vii) all management service, consulting, financial advisory or any other similar type Contract and any Contracts with any investment or commercial bank;
     (viii) all Contracts limiting the ability of such Company to engage in any line of business or to compete with any Person;
     (ix) all Contracts (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) with (A) a Shareholder, any other Affiliate of such Company or any Affiliate of any Shareholder (other than that Company) or (B) any current or former officer or director of such Company;

     (x) all Contracts (including letters of intent) involving the future disposition or acquisition of assets or properties, or any merger, consolidation or similar business combination transaction, whether or not enforceable;
     (xi) all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, joint or similar arrangement;
     (xii) all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;
     (xiii) all Contracts involving (A) a confidentiality arrangement executed outside the ordinary course of business or (B) a standstill or similar arrangement;
     (xiv) all Contracts involving leases or subleases of personal property to which such Company is a party (as lessee or lessor) and involving an annual base rental payment in excess of Ten Thousand Dollars ($10,000);
     (xv) all Contracts involving Ten Thousand Dollars ($10,000) or more which are not cancelable by such Company without penalty on thirty (30) days’ or less notice;
     (xvi) all Contracts with each of the customers listed on Schedule 3.5; and
     (xvii) all other Contracts that are material to the business of such Company.
     (b) Each Contract set forth on Schedule 3.15(a) (or required to be set forth on Schedule 3.15(a)) is in full force and effect and there exists no (i) default or event of default by the Company that is a party to such Contract or any other party to any such Contract with respect to any term or provision of any such Contract or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would give rise to a right of termination or become a default or event of default by such Company or any other party thereto, with respect to any term or provision of any such Contract. Neither Company has violated any of the material terms or conditions of any Contract or agreement set forth on Schedule 3.15(a) (or required to be set forth on Schedule 3.15(a)) to which it is a party and all of the covenants to be performed by any other party thereto have been fully performed in all material respects. Shareholders have delivered to Buyer true and complete copies, including all amendments, of each Contract set forth on Schedule 3.15(a).
     Section 3.16 Section 3.1 Litigation. Schedule 3.16 sets forth a true and complete list of all actions, suits, proceedings at Law or in equity, arbitration or other proceedings by a Governmental or Regulatory Authority or any other Person, or, to the knowledge of Shareholders, threatened, against or affecting either Company and which that Company (i) has been a party since December 31, 2003, or (ii) is currently a party and which relate to the business of such Company, including, without limitation, proceedings that could affect title to or interests in the assets of such Company or to the Shares. Shareholders do not know of any valid basis for any such action or proceeding. Neither Company is subject to any Order of any court or of any federal, state, local or other Governmental or Regulatory Authority, domestic or foreign. There is no current investigation of either Company by a Governmental or Regulatory Authority. Schedule 3.16 indicates which of the matters listed are covered by valid insurance and the extent of such coverage.
     Section 3.17 Insurance Schedule 3.17 is a true and correct list of all the policies of insurance (including bonding) covering the business, properties, assets and employees of each Company (including self-insurance) presently in force (including as to each (i) risk insured against, (ii) name of carrier, (iii) policy number, (iv) amount of coverage, (v) amount of premium, (vi) expiration date, and (vii) the property, if any, insured, indicating as to each whether it insures on an “occurrence” or a “claims made” basis). All of the insurance policies set forth on Schedule 3.17 are in full force and effect and all premiums, retention amounts and other related expenses due have been paid, and each Company is otherwise in compliance in all material respects with the terms and provisions of such policies to which it is a party. Neither Company is in default under any of the insurance policies to which it is a party set forth on Schedule 3.17 (or required to be set forth on Schedule 3.17) and there exists no event, occurrence, condition or act (including the sale of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. Neither Company has received any notice of cancellation or non-renewal of any such policy or arrangement nor, to the knowledge of Shareholders, has the termination of any such policies or arrangements been threatened, and there exists no event, occurrence, condition or act (including the sale of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies. Schedule 3.17 also sets forth a list of all pending claims and the claims history for each Company since December 31, 2002 (including with respect to insurance obtained but not currently maintained). Neither Company has been refused any issuance by any insurance carrier to which it has applied for insurance during the last five (5) years.
     Section 3.18 Employees. Schedule 3.18 is a true and correct list of all employees of each Company, their accrued vacation and sick pay, the nature of their duties, their annual compensation, and the date and amount of their last increase in compensation. A true, correct, and complete copy of each written employment contract and a description of each oral employment agreement with any employee has been delivered or made available to Buyer or its counsel.
     Section 3.19 Intellectual Property Rights.
     (a) “Intellectual Property” means all (i) patents, patent applications and patent disclosures, as well as any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, logos, slogans, designs, Internet domain names and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, pricing and cost information, financial and marketing plans and proposals, and customer and supplier lists and information, (vii) all other intellectual property and proprietary rights, and (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).
     (b) Schedule 3.19(b) contains a complete and accurate list of the following that are owned or used by each Company as of the Closing Date: (i) all patented or registered Intellectual Property, (ii) all pending patent applications and applications for registrations of other Intellectual Property, (iii) all computer software products (other than mass-marketed software purchased or licensed for less than a total cost of One Thousand Dollars ($1,000.00)), (iv) material unregistered trade names, corporate names, trademarks, service marks, logos, slogans, designs and copyrights, and (v) all license or similar agreements with respect to Intellectual Property to which either Company is a party (collectively, “License Agreements”) (other than agreements for mass-marketed software purchased or licensed for less than a total cost of One Thousand Dollars ($1,000.00)), in each case identifying the subject Intellectual Property. Each License Agreement identified on Schedule 3.19(b) is in full force and effect and enforceable in accordance with its terms, and the consummation of the transactions contemplated by this Agreement will not cause an event of default or right of termination thereunder, breach the terms thereof, or otherwise impair either Company’s rights thereunder.
     (c) Each Company owns and possesses, free and clear of all Encumbrances (except Permitted Encumbrances), all right, title and interest in or to, or has the right to use pursuant to a license agreement, all Intellectual Property necessary or used for the operation of its business as conducted as of the Closing Date (collectively with the Intellectual Property owned by each Company, the “Business Intellectual Property”). Each Company’s Business Intellectual Property is existing, in full force and effect and valid and enforceable. No Governmental or Regulatory Authority has rendered any holding, decision, or judgment that would limit, cancel or question the validity of the same or licensed by that Company. Each Company has taken all reasonable action to maintain and protect its respective Business Intellectual Property. There are no claims against either Company that are presently pending contesting the validity, use, registrability or enforceability of any of its Business Intellectual Property, and there is no basis for any such claim. Neither Company has infringed, misappropriated the Intellectual Property of a third party with and after the Closing Date. The use of the properties and assets as presently used will not infringe, misappropriate or conflict with any Intellectual Property of other Persons. Neither Company has received any notice regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any other person), and (iii) no third party has infringed, misappropriated or otherwise conflicted with either Company’s Business Intellectual Property. The transactions contemplated by this Agreement shall not result in the loss or impairment of any right, title or interest of either Company and in that Company’s Business Intellectual Property will be available for use on terms and conditions identical to those under which each Company owned or used its Business Intellectual Property immediately prior to the Closing Date.

     Section 3.20 Employee Benefit Plans and Other Plans.
     (a) Except for the plans, policies or arrangements listed on Schedule 3.20, which Schedule includes all plans, policies and arrangements maintained by a Controlled Group member in the past or present (hereinafter referred collectively to as the “Plans” and individually as a “Plan”), no member of the Controlled Group (as defined below), directly or indirectly, maintains, sponsors or has any obligation or liability with respect to any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any fringe benefit plan, any equity compensation plan or arrangement (including, without limitation, stock option, restricted stock and stock purchase plans), any plan, policy or arrangement for the provision of executive compensation, incentive benefits, bonuses or severance benefits, any employment contract, collective bargaining agreement, deferred compensation agreement, cafeteria plan (within the meaning of Section 125 of the Code) or split-dollar insurance arrangement, any participation or similar agreement with a multiemployer pension fund, or any other plan, policy or arrangement for the provision of employee benefits. For the purposes of this Agreement, “Controlled Group” shall mean the Companies, and any person, entity or trade or business, whether or not incorporated, which is treated together with either Company as a member of the same group under Section 414(b), (c), (m) or (o) of the Code.
     (b) No Plan is subject to Title IV of ERISA, no Plan is a part of a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, and no Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or Section 414(f) of the Code or a multiemployer plan described in clauses (i) and (ii) of Section 3(37)(A) of ERISA.
     (c) With respect to each Plan identified on Schedule 3.20:
     (i) All applicable ERISA and Code requirements with respect to such Plan as to the filing of reports, documents and notices with the Secretary of Labor and the Secretary of the Treasury, and the furnishing of such documents to participants or beneficiaries, have been complied with in all respects;
     (ii) No Controlled Group member, employee of a Controlled Group member, Plan and, to the best knowledge of each Company, no other administrator or fiduciary of the Plan, has taken any action, or failed to take any action with respect to or in connection with the Plan, which action or failure could subject any Controlled Group member, or any employee of any Controlled Group member to any liability for breach of any fiduciary duty, or for any non exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code);
     (iii) The Plan, each Controlled Group Member, each employee of any Controlled Group member and, to the best knowledge of each Company, the other fiduciaries and administrators of the Plan have at all times complied with applicable requirements of law (including, without limitation, the Code and ERISA) that relate to the Plan and, with respect to the Plan, there are no ongoing audits or investigations by any governmental agency and there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Plan, the assets of the Plan, a Controlled Group member, any employee, officer or director of a Controlled Group member or, to the best knowledge of each Company, against any other trustee, fiduciary or administrator of the Plan;
     (iv) No trust associated with the Plan has earned any unrelated business taxable income that is subject to taxation under Section 511 of the Code;
     (v) If the Plan provides health, accident or medical benefits, (A) the Plan sponsor and administrator have complied with the requirements of Part 6 of Subtitle B of Title I of ERISA and, as applicable, Sections 106, 162(k) and 4980B of the Code (herein collectively referred to as “COBRA”) and (B) the Plan does not provide for non-terminable or non-alterable health, accident, medical or life benefits for employees, former employees, dependents, beneficiaries or retirees, except as otherwise required by COBRA, and then only to the extent the person pays the “applicable premium” (as defined in Section 4980B(f)(4) of the Code) for such coverage, or otherwise pays the full cost of such coverage;
     (vi) No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the Plan. The Plan’s participants and benefits under the Plan are as represented and have not been increased subsequent to the date as of which documents have been provided;
     (vii) Full payment has been made of all amounts which a Controlled Group member is required, under applicable law or under the Plan, to have paid as a contribution or a benefit;
     (viii) The liability of each Controlled Group member with respect to each Plan has been fully funded based on reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements;
     (ix) The consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee or officer of the Corporation to severance pay, unemployment compensation or any other similar payment, (B) accelerate the time of payment or vesting under the Plan, (C) increase the amount of compensation due any such employee or officer, (D) directly or indirectly cause the Corporation to transfer or set aside any assets to fund or otherwise provide for the benefits under the Plan for any current or former employee, officer or director, or (E) result in any non exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code; and

     (x) Shareholders have delivered or caused to be delivered to Buyer or Buyer’s counsel true and correct copies of the following with respect to the Plan:
     (A) A copy of the Plan and amendments thereto to the date hereof;
     (B) A copy of each trust agreement, insurance or annuity contract and any other document pertaining to the Plan funding or the investment of Plan assets, including all amendments to such documents to the date hereof;
     (C) The most recent determination letter issued by the IRS with respect to the Plan for which a determination letter has been issued and any pending determination letter request with respect to the Plan;
     (D) The three (3) most recent Form 5500 series annual return/reports, including all applicable schedules and audited financial statements, filed with respect to the Plan (if required by ERISA);
     (E) The most recent actuarial valuation report and asset valuation report for the Plan (if required by ERISA); and
     (F) A copy of the latest summary plan description (within the meaning of Section 101(a)(1) of ERISA) of the Plan (if required by ERISA) and each subsequent summary of material modifications (within the meaning of Section 101(b)(2) of ERISA) thereto, which have been provided to employees and filed with the Department of Labor (if required by ERISA).
     (d) With respect to each Plan identified on Schedule 3.20(a) that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA:
     (i) If the Plan is funded or required to be funded under ERISA or is intended to be qualified under Section 401(a) of the Code (A) the Plan and any associated trust operationally comply with the applicable requirements of Section 401(a) of the Code, (B) the Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Section 401(b) of the Code (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely), (C) the Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the Plan qualifies under Section 401(a) of the Code, that the associated trust qualifies under Section 501(a) of the Code and, if applicable, that any cash or deferred arrangement under the Plan qualifies under Section 401(k) of the Code, unless the Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired, (D) the Plan currently satisfies the requirements of Section 410(b) of the Code, without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”, and (E) no contribution made to the Plan is subject to an excise tax under Section 4972 of the Code; and

     (ii) If the Plan is subject to the funding requirements of Section 412, of the Code (A) such requirements have been satisfied with respect to the Plan in all respects, (B) no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA) exists with respect to the Plan, whether or not waived, (C) no request for a waiver under Section 412(d) of the Code has been made with respect to the Plan, (D) no lien has been imposed against a Controlled Group member under Section 412(n) of the Code, and (E) the “accumulated benefit obligation” of Controlled Group members with respect to the Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Plan assets.
     Section 3.21 Environmental Matters.
     (a) Definitions. For purposes of this Section:
     (i) “Hazardous Material” means any substance or waste containing hazardous substances, pollutants or contaminants as those terms are governed by or defined in Environmental Law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., any other foreign, federal, state or local laws, rules or regulations governing the manufacture, import, use, handling, storage, processing, transportation, release or disposal of substances or wastes deemed hazardous, toxic, dangerous or injurious to public health or to the environment. This term Hazardous Material also includes asbestos-containing material, polychlorinated bi-phenyls and petroleum or petroleum-based products.
     (ii) “Environmental Law” means any foreign, federal, state or local law, order, permit or other requirement of law, including any principle of common law, now or hereafter in effect, relating to the environment, public health or safety, in each case as applicable to a Company or its respective Real Property.
     (iii) “Release” has the same meaning as in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.
     (b) The Company has not allowed any Hazardous Material to be used, manufactured, stored, placed, processed or released on or off-site of the Real Property, in violation of any Environmental Law. The Real Property and each Company are in compliance with all Environmental Law. Neither Company or, if applicable, its Real Property is the subject of any investigation, notice, order or agreement, or to the knowledge of Shareholders, threatened investigation regarding any remedial action or the Release, threatened Release or presence of a Hazardous Material.
     (c) Shareholders have provided to Buyer true and complete copies of all reports, audits, assessments, studies, analyses, data, correspondence, summaries, maps, photographs,

tests and monitoring results (completed or uncompleted) initiated by or authorized by a Company or requested or ordered by any Governmental or Regulatory Authority within eight years prior to the date of this Agreement pertaining to any Environmental Law, Hazardous Materials, or human health and safety at or involving the business of one of the Companies, any of the Real Property or any real property owned, leased or otherwise used at any time by one of the Companies. All such documents are listed on Schedule 3.21(c).
     Section 3.22 Licenses and Rights. Each Company possesses all franchises, licenses, easements, permits (including occupancy permits), certificates, consents or authorizations of any Governmental or Regulatory Authority and from all other Persons or entities (each, a “Permit”) that are necessary to permit such Company to engage in the business that it is presently conducting at all locations and places where it is presently operating. Each Company has delivered or made available to Buyer for inspection a true and correct copy of each Permit obtained or possessed by the Company and all such Permits are in full force and effect and each Company is in compliance with all of its respective Permits. Any applications for the renewal of any such Permit, which are due prior to the Closing Date, will be timely made or filed prior to the Closing Date. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or threatened and there is no valid basis for such proceeding, including the transactions contemplated hereby. No administrative or governmental action or proceeding has been taken or, to the knowledge of Shareholders, threatened, in connection with the expiration, continuance or renewal of any such Permit.
     Section 3.23 Compliance with Laws. Each Company has complied in all respects with all applicable Laws and Orders and is in compliance with all applicable Laws and Orders. Neither Company has received any notice that any violation of the foregoing is being or may be alleged.
     Section 3.24 Notes; Accounts Receivable. All notes and accounts receivable of each Company are reflected properly on its respective books and records, are valid receivables not subject to any setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts. Since December 31, 2005, the Companies have not offered any discount, or setoff of, nor has either Company accelerated the payment of any note or receivable or agreed to accept a reduced amount or settlement of any amount due.
     Section 3.25 Bank Accounts and Powers of Attorney. Set forth on Schedule 3.25 is an accurate and complete list showing (i) the name and address of each bank in which each Company has an account or safe deposit box, the account number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto, and (ii) the names of all persons, if any, holding powers of attorney from each Company and a summary statement of the terms thereof.
     Section 3.26 Affiliate Transactions. Except as set forth on Schedule 3.26, there are no Contracts, liabilities or obligations between either Company, on the one hand, and a Shareholder or any Affiliate of a Shareholder on the other hand (as used in this Agreement, “Affiliate” means, with respect to any person or entity, any person or entity that directly or indirectly, controls, is controlled by or is under common control with such person or entity).

     Section 3.27 Schedule of Government Reports. Schedule 3.27 is a true and correct list, and Shareholders have furnished or made available to Buyer or its counsel complete and correct copies of all reports, if any, filed on behalf of or with respect to a Company, since January 1, 2003, with the Department of Labor, Equal Employment Opportunity Commission, Federal Trade Commission, Department of Justice, Occupational Safety and Health Administration, Internal Revenue Service (other than Tax Returns and standard forms relating to compensation or remuneration of employees), Environmental Protection Agency, Securities and Exchange Commission or Pension Benefit Guarantee Commission, or any similar state agency.
     Section 3.28 Casualty Occurrences. Schedule 3.28 is a true and correct list of all occurrences pertaining to either Company during the last five (5) years including any injury or damage to persons or property as well as any defects or alleged defects in any of the products or services of a Company. All such occurrences listed on Schedule 3.28 are fully and adequately covered by paid-for insurance.
     Section 3.29 FIRPTA. No Shareholder is a non-resident alien individual, foreign person, or foreign corporation for the purposes of the Code Sections 871, 882 or 1445.
     Section 3.30 Indebtedness. Schedule 3.30 is a true and complete list of all indebtedness, including, without limitation, trade accounts payable owed by each Company, including a description of the terms of payment, and, if such indebtedness is secured, a description of all properties or other assets pledged, mortgaged, or otherwise hypothecated (voluntarily or involuntarily) as security.
     Section 3.31 HIPAA Compliance. Each Company is a “health care clearinghouse” and a “covered entity” as those terms are defined and used in Subpart F (Administrative Simplification) of the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, and the related regulations contained in 45 C.F.R. Parts 160 and 164, as amended (collectively, the “Privacy and Security Regulations”), the regulations contained in 45 C.F.R. Parts 160 and 162, as amended (collectively, the “Transaction Regulations”). Each Company is in full compliance with the Privacy and Security Regulations, the Transaction Regulations and all other Laws relating to the privacy, security and transmission of health information (collectively, “Health Information Laws”) with regard to its operations and the services it provides and with regard to any and all health plans maintained for the benefit of each Company’s employees. Promptly upon a Company’s receipt of a request from Buyer, such Company shall provide copies of policies and procedures and any and all other materials related to compliance with the Privacy and Security Regulations and the Transaction Regulations. To the extent required under the Privacy and Security Regulations, each Company is a party to compliant business associate agreements and trading partner agreements with all appropriate parties in accordance with the Privacy and Security Regulations. The format and transmission of information in the course of the transactions conducted by either Company meets the standards set forth and referenced in the Transaction Regulations. Neither Company has received any complaints or other notices or inquiries from any source of any failure to meet the requirements of any Health Information Laws.
     Section 3.32 False Claims Act Compliance. Neither Company has knowingly presented, or caused to be presented, a false or fraudulent claim for payment to any governmental health insurance program or other third party payor. Neither Company has violated any federal or state laws governing the submission of claims for payment to governmental and/or non-governmental payors, including, without limitation, the statutes codified at 18 U.S.C. 1347 and 31 U.S.C. 3729
     Section 3.33 Disclosure. This Agreement (including the Financial Statements referred to in Section 3.9 (including the footnotes thereto), any Schedule, Exhibit or certificate delivered pursuant to this Agreement) or any document or statement in writing, which has been supplied to Buyer or its Representatives by or on behalf of Shareholders, the Companies or any of their respective Representatives in connection with the transactions contemplated by this Agreement, do not contain any untrue statement of a material fact, or omit any statement of a material fact necessary to make the statements contained herein or therein not misleading.
     Section 3.34 Cash. The cash of the Companies will be no less than Ten Thousand Dollars ($10,000).
     Section 3.35 Securities. No Company has acquired, or agreed to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire voting securities of Buyer. No officer, director or shareholder of the Company has acquired, or agreed to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire voting securities of Buyer. Each Shareholder acknowledges and agrees that in connection with the transactions contemplated by this Agreement he or she is aware of material, non-public information regarding Buyer. Each Shareholder has complied with and will comply with all federal securities laws, applicable state securities laws and the rules of the American Stock Exchange relating to the offer and sale of securities of Buyer.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Shareholders as follows:
     Section 4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware has full corporate power and authority to carry on its business as and where now conducted and to own or lease and operate its properties at and where now owned or leased and operated by it, and is qualified to do business in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary.
     Section 4.2 Authority of Buyer. The execution, delivery and consummation of this Agreement by Buyer has been authorized by the Board of Directors of Buyer in accordance with all applicable laws and the Charter Documents of Buyer. Buyer has the corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not (i) violate any provisions of the Charter Documents of Buyer, (ii) violate any Law or Order or regulation applicable to Buyer, or (iii) violate, result in a breach of or constitute a default under any mortgage, deed of trust, indenture or other agreement or instrument to which Buyer is a party, or any Order to which Buyer is party or by which it or its assets are bound.
     Section 4.3 Enforceability. This Agreement is the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability related to or affecting creditors’ rights.
     Section 4.4 Governmental Approval. Except for the approval of the stockholders of Buyer that may be required in connection with the Financing (as defined below) and any related filing with the SEC in connection therewith, no consent, approval, waiver, order, authorization, registration or declaration of, exemption by, or filing with, any Governmental or Regulatory Authority is required in connection with the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.
     Section 4.5 Securities Not Registered; Investment Intent. Buyer acknowledges that the Shares have not been registered under the federal securities laws or the securities laws of any state or any other jurisdiction and may not be offered or sold by Buyer unless subsequently registered under federal securities laws and any other securities laws or unless offered or sold in a transaction which is exempt from the registration provisions of the federal and other securities laws. Buyer is purchasing the Shares for its own account and for investment and not with a view towards distribution of the Shares.
ARTICLE V
CLOSING
     The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Helmsing, Leach, Herlong, Newman & Rouse, P.C. Suite 2000, LaClede Building, 150 Government Street, Mobile, Alabama 36602 at 10:00 a.m. Central Time on October 31, 2006 after the satisfaction or waiver of the conditions set forth in Article VI and VII (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date) (the “Closing Date”). If the Closing has not taken place by 11:59 PM on October 31, 2006, then, subject to the provisions of Section 6.14, the Closing Date shall be extended to November 30, 2006. Unless the parties otherwise agree in writing, if the Closing has not taken place by 11:59 PM on November 30, 2006, then, subject to the provisions of Section 6.14, this Agreement will be deemed to have been terminated and abandoned, subject to the legal rights and remedies of either party arising out of the other party’s breach of any of the provisions of this Agreement. The parties will use commercially reasonable efforts to cause the Closing to occur as soon as practicable; provided that the Closing shall occur on October 31, 2006, November 30, 2006 or such later date as is mutually agreed upon by the parties.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     The obligations of Buyer under this Agreement are, at Buyer’s option, subject to satisfaction of the following conditions at or prior to the Closing Date.
     Section 6.1 Representations True. The representations and warranties of Shareholders contained in this Agreement or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement shall be true, complete, and accurate in all material respects on as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated by this Agreement.
     Section 6.2 All Consents Obtained. All necessary approvals or consents required to be obtained by Shareholders have been obtained from all Governmental or Regulatory Authorities and from any other Person or entity whose approval or consent is necessary to consummate the transactions contemplated under this Agreement.
     Section 6.3 Performance of Obligations. Shareholders have duly performed all obligations, covenants and agreements undertaken by Shareholders in this Agreement in all material respects and have complied with all terms and conditions applicable to Shareholders under this Agreement to be performed and complied with on or before the Closing Date in all material respects. For purposes of this section 6.3, the Shareholders shall not have performed their obligations, covenants, agreements, or complied with their terms and conditions in all material respects if any non-performance or non-compliance shall have resulted in or is likely to result in a negative impact on, or cost, expense, loss, fine, penalty, interest, damage or liability to the Companies either individually or in the aggregate of Twenty Five Thousand Dollars ($25,000) or more.
     Section 6.4 No Litigation. No suit, action, or other proceeding is threatened or pending before any court or Governmental or Regulatory Authority in which it will be or it is sought to restrain, prohibit or materially delay the consummation of the transactions contemplated by this Agreement or to obtain material damages or relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, or which is likely to result in a Material Adverse Effect with respect to the Companies.
     Section 6.5 Receipt of Documents by Buyer. Buyer has received:
     (a) a certificate executed by Shareholders certifying as to the fulfillment of the matters contained in Sections 6.1, 6.2, 6.3, 6.7, 6.10 and 6.12.
     (b) a certificate from an officer of each Company, given by the officer on behalf of the Company, certifying as to the Charter Documents of the Company and certifying as to the accuracy of the resolutions of the board of directors and the shareholders of the Company approving this Agreement and authorizing the consummation of the transaction contemplated hereby

     (c) the original certificates for the Shares, duly endorsed in blank by each Shareholder or such other instruments of transfer as are reasonably acceptable to Buyer in each case.
     (d) a written opinion from Helmsing, Leach, Herlong, Newman & Rouse, P.C., counsel to Shareholders, dated as of the Closing Date, addressed to Buyer, in a form reasonably satisfactory to Buyer.
     (e) An affidavit from each Shareholder of non-foreign purchase status pursuant to section 1445 of the Code.
     (f) the written resignations of the officers and directors of each Company.
     (g) the corporate record books of the Companies.
     (h) executed copies of the employment agreements between Buyer and William Suffich and Dorothy (Dee) Matter (“Employment Agreements”), the forms of which are attached hereto as Exhibit C.
     Section 6.6 Record and Books.
     Shareholders have delivered or made available to Buyer all books and records of each Company relating to or reasonably required for the operation of the business of that Company, including, without limitation, copies of all Contracts, financial, Tax and accounting records, files and records relating to employees, and all related correspondence.
     Section 6.7 Absence of Changes. The Companies shall not have experienced a Material Adverse Effect since the date of this Agreement, and no events, facts or circumstances shall have occurred which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to the Companies.
     Section 6.8 Prohibition of Law. There shall not be in effect any Order by a Governmental or Regulatory Authority restraining, enjoining or otherwise prohibiting, or any Law prohibiting, the consummation of the transactions contemplated by this Agreement.
     Section 6.9 Financing. Buyer shall have obtained financing (“Financing”) for (i) its acquisition of the Shares, (ii) the payment of its transaction costs relating to, among other things, the acquisition of the Shares, and (iii) its working capital and business needs, all on terms satisfactory to Buyer in its sole discretion. To the extent necessary, such Financing shall have been approved by the stockholders of Buyer.
     Section 6.10 Discharge of Liabilities. Buyer has received from Shareholders evidence, satisfactory to Buyer, that Shareholders have paid or discharged: (i) all indebtedness owed by the Companies to third party lenders, including any bank debt, and (ii) except as set forth on Schedule 6.10, all indebtedness owed to Affiliates of the Companies.
     Section 6.11 Termination of Affiliate Transactions. The Companies shall have provided Buyer with evidence that all such agreements required to be disclosed on Schedule 3.26 hereof have been terminated (including, but not limited to, the agreement with Suffich and

Associates). Following the Closing Date, except as set forth on Schedule 6.11, the Companies and Buyer shall not have any liability or obligation for such agreements (whether or not such liability or obligation arose prior to or after the Closing Date).
     Section 6.12 Cash Requirement. The cash of the Companies will be no less than Ten Thousand Dollars ($10,000) and Buyer shall have received evidence thereof satisfactory to it that the foregoing condition has been met.
     Section 6.13 Financial Statements. Buyer has received all of the Interim Monthly Financial Statements required to be delivered by Section 3.9 of this Agreement and has not discovered any facts or circumstances which could have a Material Adverse Effect on the purchase of the Shares or the financial condition and operations of the Companies.
     Section 6.14 Payment of Break-Up Fee by Buyer.
     (a) (a) Commencing at 12:01 AM November 1, 2006, the Shareholders shall have the right to terminate this Agreement by providing written notice to Buyer on or before 11:59 PM on November 3, 2006 (the “Termination Deadline”). If the Shareholders do not provide notice of termination by the Termination Deadline, then such termination right will lapse.
     (b) (b) In the event that the Shareholders terminate this Agreement pursuant to Section 6.14(a) and Section 8.1(e), or if the Closing has not occurred by 11:59 PM on November 30, 2006 (unless the parties otherwise agree in writing to extend the Closing Date), then Buyer shall pay the Companies a break-up fee in the aggregate amount of One Hundred Thousand Dollars ($100,000.00) ( “Break-Up Fee”); provided, however, that Buyer shall only be required to pay the Break-Up Fee if at the time of termination of this Agreement by the Shareholders and/or the Companies pursuant to Section 8.1(e), or as of November 30, 2006 (provided the parties have not otherwise agreed in writing to extend the Closing Date), as the case may be, all of the conditions to Buyer’s obligations to close set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.10, 6.11, 6.12 and 6.13 have been satisfied (or are capable of being satisfied as of such date).
     (c) For purposes of this Section 6.14 only, the Shareholders and/or the Companies shall have satisfied the conditions set forth in Sections 6.4 and 6.8, if the suit, action or proceeding (threatened or pending) (in the case of Section 6.4) is not against any Shareholder or any Company or the Order or Law (in the case of Section 6.8) is not restraining, enjoining, or otherwise prohibiting any Shareholder or any Company from consummating the transactions contemplated by this Agreement. If paid, the Break-Up Fee shall be the sole and exclusive remedy of the Companies and the Shareholders under this Agreement.
ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDERS
     The obligations of Shareholders under this Agreement are, at the option of Shareholders, subject to satisfaction of the following conditions at or prior to the Closing Date:

     Section 7.1 Representations True. The representations and warranties of Buyer contained in this Agreement or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement shall be true, complete, and accurate in all material respects on as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated by this Agreement.
     Section 7.2 All Consents Obtained. All necessary approvals or consents required to be obtained by Buyer have been obtained from all Governmental or Regulatory Authorities and any other Person or entity whose approval or consent is necessary to consummate the transactions contemplated by this Agreement.
     Section 7.3 Performance of Obligations. Buyer has duly performed all obligations, covenants and agreements undertaken by Buyer in this Agreement and has complied with all the terms and conditions applicable to Buyer under this Agreement to be performed or complied with on or before the Closing Date.
     Section 7.4 No Litigation. No suit, action, or other proceeding is threatened or pending before any court or Governmental or Regulatory Authority in which it will be or it is sought to restrain, prohibit or materially delay the consummation by the Buyer of the transactions contemplated by this Agreement or to obtain material damages from Shareholders in connection with this Agreement or the consummation of this Agreement.
     Section 7.5 Prohibition of Law. There shall not be in effect any Order by a Governmental or Regulatory Authority restraining, enjoining or otherwise prohibiting, or any law prohibiting, the consummation of the transactions contemplated by this Agreement.
     Section 7.6 Receipt of Documents by Shareholders. At the Closing, Buyer shall have delivered the following to Shareholders:
     (a) the cash portion of the Purchase Price for the Shares as provided for in Section 2.1.
     (b) a certificate executed by the Buyer certifying as to the fulfillment of the matters contained in Sections 7.1, 7.2, and 7.3
     (c) the Note executed by Buyer.
     (d) the Short Term Note, if applicable, executed by Buyer.
ARTICLE VIII
TERMINATION OF AGREEMENT
     Section 8.1 Termination of Agreement. This Agreement and the transactions contemplated under it may be terminated and abandoned at any time prior to the Closing:
     (a) by mutual consent in writing of Buyer and Shareholders;

     (b) by Buyer or Shareholders if, in the case of Buyer, there has been a material breach of any covenant or a material breach of the representations and warranties of the Shareholders or the Companies made under this Agreement or if, in the case of Shareholders, there has been a material breach of any covenant or a material breach of any of the representations and warranties of Buyer made under this Agreement, for purposes of this section 8.1(b) “material” means more than Twenty Five Thousand Dollars ($25,000) of negative impact either individually or in the aggregate on either the Buyer or Shareholders, as applicable;
     (c) by Buyer if there has been a Material Adverse Effect with respect to the Companies;
     (d) by Buyer, if any of the conditions contained in Article VI, or by Shareholders, if any of the conditions contained in Article VII, respectively, have not been fulfilled in all material respects.
     (e) By the Shareholders in accordance with Section 6.14(a) hereof.
     Any termination pursuant to this Article VIII will not affect the obligations of the parties under Article XIV (Expenses), Section 9.6 (Public Announcements), this Section 8.1, Section 8.2 (Procedure Upon Termination), Section 8.3 (Effect of Termination), Section 12.5 (Disclosure of Confidential Information), Article XVI (Remedies Not Exclusive) and Section 17.5 (Governing Laws), which shall survive any such termination of this Agreement, and, subject to the limitations of Section 6.14 above, will be without prejudice to the terminating party’s legal rights and remedies by reason of any breach of this Agreement occurring prior to such termination.
     Section 8.2 Procedure Upon Termination. In the event of termination by Buyer or Shareholders, or both, pursuant to Section 8.1 hereof, written notice thereof shall promptly be given to the other party or parties, and this Agreement shall terminate, and the transactions contemplated hereunder shall be abandoned, without further action by Buyer or Shareholders. If this Agreement is terminated as provided herein, each of the parties shall return all documents, and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.
     Section 8.3 Effect of Termination. In the event that this Agreement is terminated as provided herein, then, other than as set forth in the last paragraph of Section 8.1, each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination.
ARTICLE IX
CONDUCT OF THE BUSINESS PRIOR TO CLOSING
     Section 9.1 Continuation of the Business. From the date hereof until the Closing, except: (i) as contemplated by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of Buyer, which consent shall not be unreasonably withheld, each Company shall, and the Shareholders shall cause each Company to:

     (a) conduct its business only in the ordinary course consistent with past practice;
     (b) not offer any discount, or setoff of, or accelerate the payment of any note or receivable or agree to accept a reduced amount or settlement of any amount due;
     (c) use reasonable diligent efforts to (i) preserve in all respects its present business operations, organization and goodwill and (ii) preserve in all respects its present relationship with persons having business dealings with it;
     (d) not take any action that would adversely affect the ability of Shareholders and the Companies to consummate the transactions contemplated by this Agreement;
     (e) not borrow any money;
     (f) not encumber any asset;
     (g) not make any single expenditure or agree to make any single expenditure, or series of expenditures in excess of Ten Thousand Dollars ($10,000) in the aggregate, other than in the ordinary course of business; and
     (h) not agree to take any action prohibited by this Section 9.1.
     Section 9.2 Consents. The parties hereto shall cooperate with one another and use their commercially reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and notices and to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement; provided, however, that Buyer shall not be obligated to pay any consideration to any third party from whom consent or approval is requested. Shareholders and Buyer will promptly furnish to the other such necessary information and reasonable assistance as the other may request in writing in connection with the preparation of any filing or submission that is necessary to obtain any other required approval.
     Section 9.3 Reasonable Diligent Efforts. Subject to the terms and conditions set forth in this Agreement, Buyer and Shareholders shall use their commercially reasonable efforts to take, or cause to be taken, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things (including, without limitation, executing and delivering such other documents or agreements) necessary, advisable or appropriate to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.
     Section 9.4 Tax Matters. Prior to Closing, without the prior written consent of Buyer, neither Company shall make or change any Tax election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax, in any case, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of that Company for any period ending after the Closing Date or decreasing any Tax attribute of that Company existing on the Closing Date.

     Section 9.5 Full Access. Shareholders will cause the Companies to permit, Buyer and its Representatives (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as to not interfere with the normal business operations of the Companies to all premises, properties, personnel, books, records (including Tax records), financial or other operating data or other information, Contracts and documents of or pertaining to the Companies to the extent it reasonably believes necessary to familiarize itself with the Companies. Such review shall not, however, affect the representations and warranties made by the Shareholders or the Companies in this Agreement or the remedies of Buyer for breaches of those representations and warranties.
     Section 9.6 Public Announcements. Neither Shareholders, the Companies nor Buyer shall, nor shall any of their respective Representatives, without the approval of the other party, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. For the avoidance of doubt, information provided by a party to its partners, shareholders, or others to whom it owes a contractual or fiduciary obligation in connection with the transactions contemplated hereby shall not constitute a public statement prohibited by this Section 9.6.
     Section 9.7 Exclusive Dealing. Shareholders shall not, and shall cause the Companies and their respective Representatives to refrain from taking any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Buyer (and its Representatives and financing sources), concerning any purchase of any capital stock or equity interests of the Companies or any merger, asset sale, recapitalization or similar transaction involving each Company except in connection with the transactions contemplated by this Agreement. Shareholders will not vote their capital stock of the Companies in favor of any purchase of any capital stock or equity interests of the Companies, or any merger, asset sale, recapitalization or similar transaction involving the Companies. Shareholders will notify Buyer as soon as practicable if any Person makes any proposal, offer, inquiry to, or contact with, Shareholders or the Companies (or their respective Representatives), as the case may be, with respect to the foregoing and shall describe in reasonable detail the identity of any such Person and the substance and material terms of any such contact and the material terms of any such proposal.
     Section 9.8 Notification of Certain Matters. Shareholders shall give prompt notice to Buyer of any of the following which occurs, or of which it becomes aware, following the date hereof: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any Contract disclosed (or required to be disclosed) on Schedule 3.15; (ii) the occurrence or existence of any fact, circumstance or event which would reasonably be expected to result in (A) any representation or warranty made by Shareholders in this Agreement or in any Schedule, Exhibit or certificate or delivered herewith, to be untrue or inaccurate in any material respect or (B) the failure of any condition precedent to either party’s obligations; and (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

ARTICLE X
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION; DISPUTES
     Section 10.1 Survival of Representations and Warranties. Notwithstanding the Closing of the transactions contemplated under this Agreement, or any investigation made by or on behalf of Shareholders or Buyer, the representations and warranties of Shareholders and Buyer contained in this Agreement will survive the Closing for a period of two (2) years following the Closing; provided, however, that the representations and warranties of Shareholders contained in (i) Sections 3.2 (Authority of Shareholders; Consents) and 3.3 (Capitalization; Title) will have no expiration date, (ii) Sections 3.12(a)-(l) (Taxes), 3.20 (Employee Benefit Plans and Other Plans) shall survive the Closing for the applicable period of the statute of limitations plus sixty (60) days thereafter.
     Section 10.2 Shareholders’ Indemnification. Subject to Section 10.6 of this Agreement, each Company prior to the Closing and the Shareholders, jointly and severally, will indemnify and save harmless Buyer and each Company after the Closing from any and all costs, expenses, losses, fines, penalties, interest, damages and liabilities incurred or suffered, directly or indirectly, by any of them (including, without limitation, reasonable legal fees and expenses) (collectively, “Indemnified Costs”) resulting from or attributable to (i) the breach of any one or more of the representations or warranties of Shareholders or the Companies set forth in this Agreement (whether or not contained in Article III) or in any Schedule, Exhibit or certificate executed or delivered pursuant to this Agreement, (ii) the failure of any one or more of the representations or warranties of Shareholders of the Companies set forth in this Agreement (whether or not contained in Article III) or in any Schedule, Exhibit or certificate executed or delivered pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the date of Closing, (iii) the breach of any covenants of Shareholders set forth in this Agreement or in any Exhibit delivered pursuant to this Agreement; (iv) liabilities of each Company not discharged in connection with the Closing as required pursuant to Section 6.10, (v) Taxes of any Person imposed upon either Company under Treasury Regulation Section 1.1502-6 or any comparable state, foreign or local law, or as a transferee, successor, by contract, operation of law or otherwise which Taxes relate to an event or transaction occurring before the Closing Date, (vi) Taxes (or the non-payment thereof) of either Company for, or with respect to, taxable periods ending on or before the Closing Date and, with respect to taxable periods beginning before and ending after the Closing Date, Taxes of either Company to the extent such Taxes are attributable to the portion of the taxable period ending on the Closing Date (as determined pursuant to Section 11.2), and (vii) Taxes of either Company or Shareholders attributable to the transactions contemplated by this Agreement.
     Section 10.3 Buyer’s Indemnification. Buyer covenants and agrees to indemnify and save harmless Shareholders from any and all Indemnified Costs resulting from or attributable to (i) the breach of any one or more of the representations or warranties of Buyer set forth in Article IV of this Agreement, (ii) the failure of any one or more of the representations or warranties of Buyer set forth in Article IV of this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date, and (iii) the breach of any covenants of Buyer set forth in this Agreement or in any Exhibit delivered pursuant to this Agreement.

     Section 10.4 Defense of Third-Party Actions.
     (a) A party seeking indemnification under this Article X (an “Indemnified Party”) shall give prompt written notice to any Person who is obligated to provide indemnification hereunder (an “Indemnifying Party”) of the commencement or assertion of any action, proceeding, demand, or claim by a third party other than any claim relating to Taxes (which is covered by Section 11.5) (collectively, a “Third-Party Action”) in respect of which such Indemnified Party shall seek indemnification hereunder; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have ten (10) days after receipt of such notice to assume control of the defense of, settle, or otherwise dispose of such Third-Party Action, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, and on such terms as it deems appropriate; provided, that the Indemnifying Party shall be entitled to assume the defense of such action only to the extent the Indemnifying Party acknowledges its indemnity obligation and assumes and holds such Indemnified Party harmless from and against the full amount of any loss resulting therefrom (subject to the limitations set forth in Section 10.6(a)); and provided, further, that: (i) the Indemnified Party shall have the right to retain control of the defense of, settle, or otherwise dispose of such Third-Party Action on such terms as it deems appropriate, but only if the Indemnified Party waives all claims for indemnification from the Indemnifying Party with respect to such Third-Party Action; (ii) the Indemnified Party shall be entitled, at its own expense, to participate in, but not control, the defense of such Third-Party Action; and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party a full release from all liability in respect of such Third-Party Action.
     (b) If the Indemnifying Party does not notify the Indemnified Party within ten (10) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.
     (c) The parties hereto shall extend reasonable cooperation in connection with the defense of any Third-Party Action pursuant to this Article X and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.
     Section 10.5 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 10.4 because no Third-Party Action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay actually and materially prejudices the position of the Indemnifying Party with respect to such claim.

     Section 10.6 Limitations. No Indemnifying Party shall be required to indemnify an Indemnified Party for any Indemnified Costs under this Article X for breaches of any of the representations and warranties set forth in this Agreement unless the aggregate of all Indemnified Costs of the Indemnifying Party pursuant to this Article X for breaches of any of the representations and warranties set forth in this Agreement exceeds Fifty Thousand Dollars ($50,000) (the “Basket”); in which event such indemnity shall apply only for the amounts by which such claim or claims exceed such Basket; provided, however, that the Basket and Cap will not apply to breaches of the representations and warranties set forth in Section 3.2 (Authority of Shareholder; Consents), Section 3.3 (Capitalization; Title), Section 3.12 (Taxes), Section 3.20 (Employee Benefit Plans and Other Plans), Section 3.34 (Net Worth), or the indemnification obligations in Section 10.2(iv), (v), (vi) or (vii) of this Agreement. Anything contained in this Agreement to the contrary notwithstanding, the total liability of the Indemnifying Party in relation to the Indemnification obligations pursuant to this Article X shall not exceed One Million Dollars ($1,000,000.00) (“Cap”).
ARTICLE XI
TAX MATTERS
     Section 11.1 Cooperation in Tax Matters. Buyer, Shareholders, and the Companies shall cooperate fully as and to the extent reasonably requested by any of the parties to this Agreement, in connection with the filing of Tax Returns pursuant to this Article XI and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request of any of the above-named parties) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding. So long as taxable periods of, or related to, a Company ending on or before the Closing Date remain open, Buyer will promptly notify Shareholders in writing of any pending or threatened Tax audits or assessments for which Shareholders have or may have liability. Shareholders will promptly notify Buyer in writing of any written or other notification received by any Shareholder from the Internal Revenue Service or any other taxing authority of any proposed adjustment raised in connection with a Tax audit, examination, proceeding or determination of a taxable period of a Company ending on or before the Closing Date.
     Section 11.2 Tax Returns. Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of each Company for all Tax periods ending on or before the Closing Date (a “Pre-Closing Period”) and for all Tax periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”). Shareholders shall pay to the Buyer or applicable Company, as an adjustment to the Purchase Price, an amount equal to all Taxes shown to be due on a Pre-Closing Period Tax Return and the portion of such Taxes shown to be due on a Straddle Period Tax Return which relates to the portion of such Straddle Period ending on the Closing Date within fifteen (15) days after the receipt of a bill from Buyer for such Taxes. In the case of any Taxes that are imposed on a periodic basis and are payable with respect to a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or gross receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or gross receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.
     Section 11.3 Defense of Tax Claim.
     (a) Notwithstanding any other provision in this Agreement to the contrary, if any third party shall notify Buyer with respect to any matter relating to Taxes (a “Tax Claim”), which may give rise to a claim for indemnification against Shareholders pursuant to Section 10.2, then the Buyer shall promptly notify the Shareholders thereof in writing; provided, however, that no delay on the part of the Buyer shall relieve the Shareholders from any obligation hereunder unless (and then solely to the extent) the Shareholders thereby are prejudiced.
     (b) The Shareholders will have the right to defend the Buyer against the Tax Claim with counsel of its choice reasonably satisfactory to the Buyer so long as (i) the Shareholders notify the Buyer in writing within fifteen (15) days after the Buyer has given notice of the Tax Claim that the Shareholders will indemnify the Buyer from and against the entirety of any adverse consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Tax Claim, (ii) the Shareholders provide the Buyer with evidence acceptable to the Buyer that the Shareholders have the financial resources to defend against the Tax Claim and fulfill its indemnification obligations with respect to the Tax Claim, (iii) settlement of, or an adverse judgment with respect to the Tax Claim will not establish a precedential custom or practice adverse to the continuing business interests of the Company or otherwise have an adverse effect on Buyer’s Tax position for periods beginning on or after, or including, the Closing Date, and (iv) the Shareholders conduct the defense of the Tax Claim actively and diligently.
     (c) So long as the Shareholders are conducting the defense of the Tax Claim in accordance with Section 11.3(b) above, (i) the Buyer may retain separate co-counsel at its sole cost and expense and participate in the defense of the Tax Claim, and (ii) the Shareholders may not consent to the entry of any judgment or enter into any settlement with respect to the Tax Claim without the prior written consent of the Buyer, which consent will not be unreasonably withheld or delayed.
     (d) In the event any of the conditions in Section 11.3(b) above is or becomes unsatisfied, (i) the Buyer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Tax Claim in any manner it reasonably may deem appropriate (and the Buyer need not consult with, or obtain any consent from, any Shareholder in connection therewith), (ii) the Shareholders will reimburse the Buyer promptly and periodically for the costs of defending against the Tax Claim (including reasonable attorneys’ fees and expenses), and (iii) the Shareholders will remain responsible for any adverse consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Tax Claim to the fullest extent provided in this section.
     Section 11.4 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including penalties and interest) incurred in connection with the transaction contemplated by this Agreement shall be paid by Shareholders when due and Shareholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.
ARTICLE XII
NON-COMPETITION AND NON-SOLICITATION
     Section 12.1 Non-Competition Agreement. Each Shareholder, for himself or herself, hereby covenants and agrees that he or she will not during the period from and after the Closing Date through the second (2nd) anniversary of the Closing Date (the “Non-Competition Period”), own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, lender, consultant or otherwise with any business or organization which, directly or indirectly, Competes (as hereinafter defined) with the Companies in the businesses conducted by the Companies prior to the Closing Date and during the two (2) year period following the Closing Date within a two hundred and fifty (250) mile radius of Mobile, Alabama. For purposes of this Agreement, a business or organization shall be deemed to “Compete” with the Companies if such business or organization (i) competes with the business of the Companies as such business is conducted prior to or as of the Closing Date, (ii) engages in the development, production or sale of products, or the rendering of related services, which are the same as, similar to, or competitive with, the products being developed, provided, sold or rendered by the Companies prior to or as of the Closing Date or (iii) engages in the development, production or sale of products, or the rendering of services, which are the same as, similar to or competitive with, the products or services being provided, sold or rendered to the Companies for use in the manufacture of the Companies’ products or for resale by the Company. Nothing in this paragraph shall prohibit any Shareholder from owning for investment purposes up to one percent (1%) of the securities of any entity or enterprise whose securities are listed on a national exchange.
     Section 12.2 Customer Non-Solicitation. During the Non-Competition Period, each Shareholder agrees that he or she will not, directly or indirectly, (i) solicit, raid, entice or induce any Person that as of the Closing Date is, and during the twelve-month period prior to the Closing Date was, or at any time during the Non-Competition Period shall be, a customer of the Companies, to become a customer of any Person (other than the Companies) for products or services the same as, or competitive with, those products and services as from time to time shall be provided by the Companies, (ii) approach any such Person for such purpose or authorize the taking of such actions by any other Person or assist or participate with any such Person in taking such action, or (iii) in any way interfere with the relationship between the Companies and any such Person or business relationship (including making any negative or disparaging statements or communications about the Companies).
     Section 12.3 Employee Non-Solicitation. For a period of two (2) years from and after the Closing Date, each Shareholder agrees that he or she will not, directly or indirectly, induce or attempt to influence any Person employed by a Company, as the case may be, on the date of this Agreement to terminate his or her employment with the same nor hire such employee.

     Section 12.4 Acknowledgments. Each Shareholder acknowledges that the length of time pertaining to the prohibitions in this Article XII are both reasonable and necessary for the legitimate protection of Buyer’s business and interests. Each Shareholder expressly agrees and understands that the remedy at law for any breach by him or her, of this Article XII, will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of a violation of this Article XII by a Shareholder or his Affiliates, Buyer may be entitled to, among other remedies, immediate injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach. In the event any court of competent jurisdiction or Arbitration Panel determines that the specified time period set forth in this Article XII is unreasonable, arbitrary or against public policy, then a lesser time period that is determined by the court, or by Buyer and Shareholders, to be reasonable, non-arbitrary and not against public policy may be enforced.
     Section 12.5 Disclosure of Confidential Information. Each Shareholder acknowledges that he or she is in possession of confidential information concerning the Companies and its businesses and operations and that such information is proprietary to the Companies. Except as may be required by Law, from and after the Closing Date, no Shareholder will disclose, disseminate, divulge, discuss, copy or otherwise use or suffer to be used any customer lists, trade secrets, know-how, and other similar proprietary or confidential information of the Companies. Each Shareholder further agrees that from and after the Closing Date, such Shareholder and its Representatives, upon the request of Buyer, promptly will deliver to Buyer or destroy all confidential information in their possession (in whatever form it may exist) without retaining any copy thereof.
ARTICLE XIII
ASSIGNMENT; THIRD PARTIES; BINDING EFFECT
     The rights under this Agreement are not assignable nor are the duties delegable by a Shareholder or Buyer without the written consent of Buyer or Shareholders, respectively, first having been obtained, and any attempted assignment or delegation without such consent will be null and void; provided, that Buyer may assign its rights, interests and obligations hereunder (i) to any direct or indirect wholly owned subsidiary or to any Affiliate of which Buyer is a direct or indirect wholly owned subsidiary, (ii) in connection with the transfer by Buyer of all or substantially all of the capital stock and/or assets of the Companies, and (iii) as collateral security for the purpose of securing any financing of the transactions contemplated hereby. Nothing contained in this Agreement is intended to convey upon any Person or entity, other than the parties and their successors in interest and permitted assigns, any rights or remedies under or by reason of this Agreement unless expressly stated. All covenants, agreements, representations and warranties and indemnification rights and obligations of the parties contained in this Agreement are binding on and will inure to the benefit of Buyer and Shareholders, respectively, and their respective spouses, heirs, executors, personal Representatives, successors and permitted assigns.

ARTICLE XIV
EXPENSES
     Except as otherwise specifically set forth in this Agreement, Buyer and Shareholders will bear their own respective expenses, including, without limitation, counsel and accountants’ fees and investment banking fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement. The Company shall not bear any expense in connection with the preparation and negotiation of the transactions contemplated under this Agreement.
ARTICLE XV
NOTICES
     All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

To Buyer and after the Closing to the Companies:	Orion HealthCorp Inc.
1805 Old Alabama Road Suite 350
Roswell, GA 30076 Facsimile: 678-832-1888 Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:	Benesch, Friedlander, Coplan & Aronoff LLP 2300 BP Tower 200 Public Square Cleveland, Ohio 44114 Facsimile: (216) 363-4588 Attention: Ira Kaplan, Esq.

To Shareholders	On Line Payroll Services, Inc.
On Line Alternatives, Inc. 32 Tacon Street Suite A Mobile, AL 36607 Facsimile: Attention: William Suffich

With a copy (which shall not constitute notice) to:	Helmsing, Leach, Herlong, Newman & Rouse, P.C. Attention: Robert H. Rouse, Esq. Suite 2000, LaClede Building 150 Governmental Street Mobile, AL 36602 Fax: (251) 432-0633

     For purposes of this Agreement, “Business Day” means any day other than Saturday, Sunday, or day on which commercial banks are authorized or required by law to close in Mobile, Alabama.
ARTICLE XVI
REMEDIES NOT EXCLUSIVE
     Except as expressly provided herein, including under Section 6.14, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every remedy given under this Agreement or now or subsequently existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by Buyer or Shareholders will not constitute a waiver of the right to pursue other available remedies.
ARTICLE XVII
MISCELLANEOUS
     Section 17.1 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one in the same document. Delivery by facsimile of an executed copy of this Agreement shall be deemed effective delivery and such facsimile shall be deemed effective and enforceable as if it were an original.
     Section 17.2 Captions and Section Headings; Construction. Captions and section headings are for convenience only, are not a part of this Agreement and may not be used in construing it. In this Agreement, unless the context otherwise requires, words expressed in the singular number shall include the plural and vice versa and words denoting any gender include all genders.
     Section 17.3 Waivers. Any failure by any of the parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived by the other party or parties, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein.
     Section 17.4 Entire Agreement. This Agreement, including any certificate, Schedule, Exhibit or other document delivered pursuant to its terms, constitutes the entire agreement between the parties. There are no verbal agreements, representations, warranties, undertakings or agreements between the parties, and this Agreement may not be amended or modified in any respect, except by a written instrument signed by the parties to this Agreement.

     Section 17.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama as though made and to be fully performed in that State without regard to conflicts of laws principles. No Party to this Agreement shall commence or prosecute any suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for the breach of or default under this Agreement or otherwise arising under or by reason of this Agreement, other than in the courts located in the county of Mobile in the city of Mobile in the State of Alabama. Each of the Parties irrevocably consents and submits to the jurisdiction and venue of the federal or state courts located in the County of Mobile in the State of Alabama and waives any and all objections to the jurisdiction that they may have under the laws of any state or of the United States.
     Section 17.6 Knowledge. For purposes of this Agreement, “knowledge” means with respect to an individual, that such individual is actually aware of a particular fact or other matter, or discovers or otherwise becomes aware of such fact or other matter in the course of conducting a reasonable inquiry of Dorothy Matter and William Suffich.
     Section 17.7 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     Section 17.8 Attorneys’ Fees. If any proceeding is brought by any party hereto against any other party hereto that arises out of, or is connected with, this Agreement, then the prevailing party in such proceeding shall be entitled to recover reasonable attorneys’ fees and costs, including, without limitation, expert witness fees.
     Section 17.9 Right of Inspection. From the date of this Agreement to the Closing Date, Shareholders will give to Buyer and its Representatives, full access during normal business hours to the agreements, books and records (including Tax records) financial and operating data and affairs of each Company, and will furnish copies of all contracts and other instruments as Buyer or its counsel may reasonably request. Such investigation will not affect the warranties and representations of Shareholders under this Agreement. All such information will be treated as confidential and will be used only for the purposes intended. If the transactions contemplated by this Agreement do not take place, all documents and other property of each Company will be returned to the same and all disclosures given to Buyer as contemplated under this Agreement will be treated as confidential and not disclosed to others unless disclosed publicly by Shareholders or other third parties without fault on the part of Buyer, or unless otherwise required by law.
     Section 17.10 Transfer of Certain Assets. Prior to the Closing, the Shareholders shall have been permitted to remove the following personal assets from the Real Property: (i) 45 Kw Generator, (ii) Personal furniture and furnishing identified to and agreed to by Buyer, (iii) Wall hangings and paintings identified to and agreed to by Buyer, (iv) a personal computer, (v) subject to Section 3.34, any excess cash of the Company in excess of Ten Thousand Dollars ($10,000) and (vi) the accounts receivable of cardiology client #13, all as further described on Schedule 17.10 attached hereto.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

On Line Payroll Services, Inc.

By: /s/ William Suffich Jr.

Its: President

On Line Alternatives, Inc.

By: /s/ William Suffich Jr.

Its: President

/s/ William Suffich Jr.

William Suffich Jr.

/s/ Carolyn Suffich

Carolyn Suffich

Orion HealthCorp Inc.

By: /s/ Terrence L. Bauer

Its: President & CEO